Exhibit 3.5

FORM OF
CERTIFICATE OF DESIGNATIONS

OF

8.00% CUMULATIVE PREFERRED STOCK, SERIES A

OF

1347 PROPERTY INSURANCE HOLDINGS, INC.

Pursuant to Section 151 of

the General Corporation Law of the State of Delaware

1347 Property Insurance Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

The Pricing Committee of the Board of Directors of the Corporation, in accordance with the resolutions of the Board of Directors of the Corporation dated January 8, 2018, the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and applicable law, adopted the following resolution on [_______________], 2018, creating a series of [_________] shares of preferred stock, par value $25.00 per share, of the Corporation designated as “8.00% Cumulative Preferred Stock, Series A”:

RESOLVED, that pursuant to the authority granted to and vested in the Pricing Committee of the Board of Directors of the Corporation, by the Board of Directors of the Corporation at a meeting held on January 8, 2018, the Third Amended and Restated Certificate of Incorporation of the Corporation, the Second Amended and Restated Bylaws of the Corporation and applicable law, a series of preferred stock, par value $25.00 per share, of the Corporation be, and hereby is, created and designated as the “8.00% Cumulative Preferred Stock, Series A” and the Pricing Committee hereby fixes and determines the number of shares, the designations, voting power, preferences, participations, optional, relative or special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth below:

Section 1. Designation.

The designation of the series of preferred stock shall be “8.00% Cumulative Preferred Stock, Series A” (hereinafter referred to as the “Cumulative Preferred Stock”).

Section 2. Number of Shares.

The Cumulative Preferred Stock is a single series of authorized preferred stock consisting of [_________] shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Cumulative Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized; provided that any such additional shares of Cumulative Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059 of the Internal Revenue Code and such additional shares of Cumulative Preferred Stock are otherwise treated as fungible with the Cumulative Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares of Cumulative Preferred Stock would form a single series with the outstanding Cumulative Preferred Stock. The Corporation shall have the authority to issue fractional shares of Cumulative Preferred Stock.Section 3. Definitions.

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As used herein with respect to the Cumulative Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

“Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as amended from time to time.

“Certificate of Designations” means this Certificate of Designations relating to the Cumulative Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Change of Control” shall have the meaning set forth in Section 6(a) hereof.

“Common Stock” means the Common Stock, par value $ 0.001 per share, of the Corporation.

“Corporation” means 1347 Property Insurance Holdings, Inc.

“Cumulative Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Event” has the meaning set forth in Section 7 hereof.

“Junior Stock” means any class or series of capital stock of the Corporation that ranks junior to the Cumulative Preferred Stock either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation.

“Original Issue Date” shall have the meaning set forth in Section 4(a) hereof.

“Parity Stock” means any class or series of capital stock of the Corporation that ranks equally with the Cumulative Preferred Stock with respect to the payment of dividends and in the distribution of assets on the liquidation, dissolution or winding-up of the Corporation.

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Section 4. Dividends.

(a) Rate. Holders of shares of the Cumulative Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors out of lawfully available funds for the payment of dividends, cumulative cash dividends from the Original Issue Date at the annual rate of 8.00% of the liquidation preference amount of $25.00 per share of Cumulative Preferred Stock. Such dividends on the Cumulative Preferred Stock issued in connection with the Corporation’s public offering of Cumulative Preferred Stock on [__________], 2018 (including any shares of Cumulative Preferred Stock which may be issued in connection with the over-allotment option related to such public offering) shall accrue daily and shall be cumulative from, and including, [__________], 2018 (the “Original Issue Date”), and shall be payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “Dividend Payment Date”), commencing on [__________], 2018; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on the Cumulative Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day with the same force and effect as if made on such Dividend Payment Date, and no interest, additional dividends or other sums shall accrue on the amount so payable from such date to such next succeeding Business Day. In the event that the Corporation elects to issue additional shares of Cumulative Preferred Stock after the Original Issue Date of the Cumulative Preferred Stock in accordance with Section 2, dividends on such additional shares of Cumulative Preferred Stock may accrue from the Original Issue Date or from any other date as the Corporation shall specify at the time such additional shares of Cumulative Preferred Stock are issued.

Dividends that are payable on Cumulative Preferred Stock on any Dividend Payment Date will be payable to holders of record of Cumulative Preferred Stock as they appear on the share register of the Corporation on the applicable record date, which shall be March 1, June 1, September 1 and December 1, as applicable, immediately preceding the applicable Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date and shall end on and include the calendar day preceding the next Dividend Payment Date, except that (x) the initial Dividend Period for Cumulative Preferred Stock issued on the Original Issue Date shall commence on and include the Original Issue Date of the Cumulative Preferred Stock, (y) the initial Dividend Period for any Cumulative Preferred Stock issued after the Original Issue Date shall commence on and include such date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine; and (z) the final Dividend Period with respect to redeemed shares shall end on and include the calendar day preceding the date of redemption. Dividends payable on the Cumulative Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).

(b) Authorization. No dividends on shares of Cumulative Preferred Stock shall be authorized by the Board of Directors, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Accumulation of Dividends. Notwithstanding anything to the contrary contained herein, dividends on the Cumulative Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Cumulative Preferred Stock which may be in arrears, and holders of the Cumulative Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a). Any dividend payment made on the Cumulative Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Cumulative Preferred Stock.

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(d) Priority of Dividends. Except as provided in the following paragraph of Section 4(d), so long as any Cumulative Preferred Stock remains outstanding for any Dividend Period, unless the full cumulative dividends for the latest completed Dividend Period on all outstanding Cumulative Preferred Stock and any Parity Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (1) no dividend shall be declared or paid on the Common Stock or any other Junior Stock (other than a dividend payable solely in Common Stock or other Junior Stock), (2) no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, or (ii) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) nor shall monies be paid to or made available for a sinking fund for the redemption of such stock (it being understood that the provisions of this clause (2) shall not apply to grants or settlements of grants pursuant to any equity compensation plan adopted by the Corporation), and (3) no shares of Cumulative Preferred Stock or Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Cumulative Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) upon the Cumulative Preferred Stock and any Parity Stock, all dividends declared by the Board of Directors or a duly authorized committee thereof on the Cumulative Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared by the Board of Directors or such committee of the Board of Directors pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per share on the Cumulative Preferred Stock and all Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Cumulative Preferred Stock that may be in arrears.

Section 5. Liquidation Rights.

(a) Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Cumulative Preferred Stock and any Parity Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders of the Corporation, after satisfaction of all liabilities and obligations to creditors of the Corporation, if any, but before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, a liquidating distribution in an amount equal to the liquidation preference of $25.00 per share of Cumulative Preferred Stock or the amount of the liquidation preference of such Parity Stock, as applicable, plus any accumulated and unpaid dividends, to, but not including, the date of payment. Holders of Cumulative Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidation preference plus any accumulated and unpaid dividends. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Cumulative Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

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(b) Partial Payment. If, in any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the liquidation distribution in full to all holders of Cumulative Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Cumulative Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation distribution of the holders of Cumulative Preferred Stock and the holders of all such other Parity Stock but only to the extent the Corporation has assets or proceeds thereof available after satisfaction of all liabilities to creditors and the claims of holders of any preferred stock of the Corporation ranking senior to the Cumulative Preferred Stock and such Parity Stock with respect to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation. In any such distribution, the liquidation distribution to any holder of preferred stock of the Corporation shall be the amount otherwise payable to such holder in such distribution, including any accumulated and unpaid dividends.

(c) Residual Distributions. If the liquidation distribution has been paid in full to all holders of Cumulative Preferred Stock and any holders of Parity Stock and preferred stock ranking senior to the Cumulative Preferred Stock with respect to the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation, the holders of other shares of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Cumulative Preferred Stock receive cash, securities or other property for their shares, or the sale or transfer of all or substantially all of the property and assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Cumulative Preferred Stock is not redeemable prior to [__________], 2023. At any time on or after [__________], 2023, the Corporation shall be entitled (but not obligated) to redeem, in whole or in part from time to time, the Cumulative Preferred Stock, at a redemption price equal to $25.00 per share plus accumulated and unpaid dividends on the shares of Cumulative Preferred Stock called for redemption for prior dividend periods, if any, plus accumulated but unpaid dividends for the then-current dividend period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends. If the Corporation elects to redeem any shares of Cumulative Preferred Stock as described in this Section 6(a), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

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Notwithstanding anything to the contrary contained in this Section 6, upon the occurrence of a Change of Control, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Cumulative Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, at a redemption price equal to $25.00 per share plus accumulated and unpaid dividends on the shares of Cumulative Preferred Stock called for redemption for prior dividend periods, if any, plus accumulated but unpaid dividends for the then-current dividend period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends. If the Corporation elects to redeem any shares of Cumulative Preferred Stock as described in this Section 6(a), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

A “Change of Control” is deemed to occur when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities listed on the Nasdaq Stock Market (“Nasdaq”), the New York Stock Exchange (the “NYSE”) or the NYSE American LLC (the “NYSE American”), or listed or quoted on an exchange or quotation system that is a successor to the Nasdaq, NYSE or NYSE American.

(b) Notice of Redemption. Notice of every redemption of Cumulative Preferred Stock shall be given by first class mail, addressed to the holders of record of the Cumulative Preferred Stock to be redeemed at their respective last addresses appearing on the share register of the Corporation, mailed at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Cumulative Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other share of Cumulative Preferred Stock. Notwithstanding the foregoing, if the Cumulative Preferred Stock or any depositary shares representing interests in the Cumulative Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Cumulative Preferred Stock in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Cumulative Preferred Stock to be redeemed and, if less than all the shares of Cumulative Preferred Stock held by such holder are to be redeemed, the number of such shares of Cumulative Preferred Stock to be redeemed from such holder; (3) the redemption price; (4) that the shares of Cumulative Preferred Stock should be delivered via book entry transfer or the place or places where certificates for such shares of Cumulative Preferred Stock are to be surrendered for payment of the redemption price; and (5) and if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Cumulative Preferred Stock.

(c) Record Date. The redemption price for any shares of Cumulative Preferred Stock redeemed pursuant to this Section 6 shall be payable on the redemption date to the holder of such shares against book entry transfer or surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Holders of Cumulative Preferred Stock to be redeemed shall surrender the Cumulative Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

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(d) Payment of Dividends on Redeemed Shares. Any accumulated but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares of Cumulative Preferred Stock on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(e) Partial Redemption. In case of any redemption of only part of the shares of the Cumulative Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which Cumulative Preferred Stock shall be redeemed from time to time. If fewer than all of the shares of Cumulative Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption and to pay declared and unpaid dividends have been set aside by the Corporation for the benefit of the holders of the shares of Cumulative Preferred Stock called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation or transferred via book entry, on and after the redemption date, no further dividends will accumulate on the shares of Cumulative Preferred Stock called for redemption, all shares of Cumulative Preferred Stock called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price, plus accumulated and unpaid dividends, if any, payable upon redemption (in each case, without interest).

(g) No Sinking Fund. The Cumulative Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Cumulative Preferred Stock have no right to require redemption, repurchase or retirement of any shares of Cumulative Preferred Stock.

Section 7. Voting.

(a) Holders of the Cumulative Preferred Stock shall not have any voting rights, except as set forth in this Section 7 or as provided by law from time to time.

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(b) So long as any shares of Cumulative Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the votes entitled to be cast by holders of shares of Cumulative Preferred Stock and each other class or series of voting Parity Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to: (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Cumulative Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Cumulative Preferred Stock or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as any shares of Cumulative Preferred Stock remain outstanding with the terms thereof unchanged or the holders of shares of Cumulative Preferred Stock receive capital stock of the successor with substantially identical rights (taken as a whole), taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to adversely affect such rights, preferences, privileges or voting power of holders of Cumulative Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of the Cumulative Preferred Stock receive the greater of the full trading price of the Cumulative Preferred Stock on the date of an Event set forth in (ii) above or the $25.00 liquidation preference per share of the Cumulative Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. If any Event set forth in (ii) above would adversely affect the rights, preferences, privileges or voting powers of the Cumulative Preferred Stock disproportionately relative to other classes or series of Parity Stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Cumulative Preferred Stock, voting separately as a class, will also be required. Holders of shares of Cumulative Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Parity Stock or Junior Stock of the Corporation, or (B) any increase in the amount of the authorized Cumulative Preferred Stock or the creation or issuance of any other class or series of Parity Stock or Junior Stock, and any such authorization, creation or issuances shall not be deemed to adversely affect the rights of the holders of the Cumulative Preferred Stock.

(c) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Cumulative Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust for the benefit of holders of Cumulative Preferred Stock to effect such redemption and irrevocable instructions have been given to the paying agent to pay the redemption price and all accrued and unpaid distributions on the Cumulative Preferred Stock.

(d) In any matter in which the Cumulative Preferred Stock may vote (as expressly provided herein), each share of Cumulative Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference (excluding accumulated dividends).

(e) Except as expressly stated herein or as may be required by applicable law, the Cumulative Preferred Stock does not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 8. Ranking.

The Cumulative Preferred Stock will, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up of the Corporation, rank senior to Common Stock and any other Junior Stock, equally with any Parity Stock of the Corporation, including other series of preferred stock that the Corporation may issue from time to time in the future the terms of which provide that they rank equally with the Cumulative Preferred Stock with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation and junior to any series of preferred stock hereafter issued by the Corporation that by their terms are designated to rank senior to the Cumulative Preferred Stock as to the payment of dividends and distributions upon the liquidation or dissolution or winding-up of the Corporation.

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Section 9. Conversion.

The holders of Cumulative Preferred Stock shall not have any rights to convert such Cumulative Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 10. Repurchase.

Subject to the limitations imposed herein, the Corporation may purchase and sell Cumulative Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares.

Shares of Cumulative Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. Preemptive Rights.

The holders of shares of Cumulative Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 13. Record Holders.

To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Cumulative Preferred Stock may deem and treat the record holder of any share of Cumulative Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 14. Notices.

All notices or communications in respect of the Cumulative Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if given in such other manner as may be permitted herein, in the Certificate of Incorporation or Bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Cumulative Preferred Stock or depositary shares representing an interest in shares of Cumulative Preferred Stock are issued in book-entry form through DTC, such notices may be given to the holders of the Cumulative Preferred Stock in any manner permitted by DTC.

Section 15. Other Rights.

The Cumulative Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, this Certificate of Designations of Cumulative Preferred Stock is duly executed on behalf of the Corporation by an authorized officer as of this [____] day of [_________], 2018.

1347 PROPERTY INSURANCE HOLDINGS, INC.

Name:	Douglas N. Raucy
Title:	President and Chief Executive Officer

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